     As Filed With the Securities and Exchange Commission on August 18, 1999
                                                  Registration No. 333-85205
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            PICK COMMUNICATIONS CORP.
             (Exact name of registrant as specified in its charter)

            Nevada                                       4813                                  75-2107261
---------------------------                  --------------------------                    ------------------
  (State of  incorporation)                 (Primary Standard Industrial                    (I.R.S. Employer
                                             Classification Code Number)                   Identification No.)

                                155 Route 46 West
                             Wayne, New Jersey 07470
                                 (973) 812-7425
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                           ---------------------------
                       Diego Leiva, Chairman of the Board
                            PICK Communications Corp.
                                155 Route 46 West
                             Wayne, New Jersey 07470
                                 (973) 812-7425

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------
                                   Copies to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 687-3860
                            Facsimile: (212) 949-7052
                       ----------------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                       -----------------------------------
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                      -----------------------------------

                                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------

Title of Each Class                  Amount           Proposed Maximum               Proposed Maximum        Amount of
of Securities to be                   to be          Offering Price Per             Aggregate Offering      Registration
Registered                         Registered              Share                           Price                 Fee
----------------------             ----------        ------------------             ------------------     --------------
common stock, par
value  $0.01 per share           1,628,372  (l)(2)       $3.5625(3)                     $ 5,801,075          $ 1,612.70

common stock, par
value  $0.01 per share             174,310  (1)(4)       $  1.00(5)                     $   174,297          $    48.45

common stock, par
value  $0.01 per share             111,550  (1)(6)       $  5.00(5)                     $   557,750          $   155.05

common stock, par
value  $0.01 per share             283,400  (2)(7)       $  1.00(5)                     $   253,600          $    78.78

common stock, par
value  $0.01 per share              23,400  (1)(18)      $3.5625(3)                     $    83,363          $    23.18

common stock, par
value  $0.01 per share              20,000  (9)          $  2.50(10)                    $    50,000          $    13.90

common stock, par
value  $0.01 per share           1,871,000  (1)(11)      $  1.00(12)                    $ 1,871,000          $   520.14

common stock, par
value  $0.01 per share              20,000  (l)(23)      $  4.30(5)                     $    86,000          $    23.91

common stock, par
value  $0.01 per share              20,000  (14)         $3.5625(3)                     $    71,250          $    19.81

common stock, par
value  $0.01 per share           1,190,419  (15)         $  4.20(16)                    $ 5,000,034          $ 1,390.02

common stock, par
value  $0.01 per share              70,000  (l)(17)      $  6.30                        $   441,000          $   122.60

common stock, par
value  $0.01 per share             300,000  (l8)         $3.5625(3)                     $ 1,068,750          $   297.11

common stock, par
value  $0.01 per share              69,729  (19)         $3.5925(3)                     $   268,406          $    69.06

common stock, par
value  $0.01 per share             125,000  (20)         $  4.00(21)                    $   500,000          $   139.00

common stock, par
value  $0.01 per share             200,000  (22)         $  5.00(21)                    $ 1,000,000          $   278.00
                                 ---------                                              -----------          ----------
Total.......................     6,107,249                    --                        $17,236,345          $ 4,791.71
                                 =========                                              ===========          ==========

(1) In accordance with Rule 416, this Registration statement includes an indeterminable number of additional shares of common stock, par value $0.01 per share (the "common stock"), of PICK Communications Corp. (the "'Company"), issuable an a result of any future anti-dilution adjustments in accordance with the terms of warrants, preferred stock and/or promissory notes. All share and per share data in this Registration Statement give retroactive effect to a one-for-ten reverse split declared by the Board of Directors on July 6, 1999, to holders of record on July 23, 1999.

(2) Represents 990,000 shares of common stock underlying the warrants issued in connection with the Company's July 1998 Bridge Loan, 247,505 warrants issued in connection with an extension of the maturity of the July 1998 Bridge Loan, plus an additional 390,867 shares issuable pursuant to the anti-dilution provisions of the warrants, which are currently issuable upon exchange and exercise of the warrants at zero consideration.

(3) Pursuant to Rule 457(c), the proposed maximum offering price per share has been calculated based on the average of the closing bid and asked prices for the common stock on August 11, 1999.

(4) Represents shares of common stock, issuable on a one-for-ten basis, underlying the 1,394,366 warrants issued to Commonwealth Associates am Placement Agent for the July 1998 Bridge Loan, plus 34,873 shares issuable pursuant to the anti-dilution provisions of the warrants.

(5) Pursuant to Rule 457(c), the proposed maximum offering price per share has been calculated based on the price the Warrants may be exercised.

(6) Represents shares of common stock issuable on a one-for-ten basis to Liberty Capital underlying its 1,115,493 warrants issued in connection with the July 1998 Bridge Loan.

(7) Represents 260,000 shares issuable pursuant to the anti-dilution provisions of the warrants described in note (6) above. plus 23,400 shares issuable upon exercise of warrants issued pursuant to a consulting agreement between the Company and Liberty capital entered into in March 1998, as amended.

(8) Represents shares of common stock issued to Liberty Capital pursuant to the Consulting Agreement described in note (7) above.

(9) Represents shares issuable upon conversion of Bridge Notes issued in the July 1998 Bridge Loan which were not exchanged for Amended Notes in April 1999.

(10) Pursuant to Rule 457(i) the proposed maximum offering price per share has been calculated based on the conversion price of the July 1998 Bridge Notes.

(11)  Represents shares of common stock underlying the Series B Preferred Stock.

(12) Pursuant to Rule 457(i) the proposed maximum offering price per share has been calculated based on the conversion price of the Series B Preferred Stock.

(13)  Represents shares of common stock underlying Warrants held by Michael
      Binder.

(14) Represents shares of common stock issued to The Dilenschneider Group Inc. for services rendered to the Company.

(15) Represents shares of common stock underlying the Series D Preferred Stock which have either been issued (21.000 shares) or are issuable (1,169,489 shares) upon conversion of Series D Preferred Stock.

(16) Pursuant to Rule 457 (i) the proposed maximum offering price per share has been calculated based on the conversion price of the Series D Preferred Stock.

(17) Represents shares of common stock issuable on a one-for-ten basis underlying the 700,000 warrants issued in connection with the sale of Series D Preferred Stock.

(18) Represents shares of common stock isnuable to innovative Telecom Corp. in satisfaction of indebtedness, the exact number to be determined prior to the effective date of this registration statement.

(19) Represents shares of common stock issued to Commonwealth Associates and its designees an Placement Agent for the July 1998 Bridge Loan.

(20) Represents shares of common stock issuable to Snow Becker Krauss P.C counsel to the Company, underlying 125, 000 options issued in satisfaction of indebtedness,

(21) Pursuant to Rule 4574c) the proposed maximum offering price per share has been calculated based on the price the options may be exercised.

(22) Represents shares of common stock issuable underlying options to purchase 50,000 shame of common stock held by four corporations controlled by two directors Robert Sams (Saicol Limited) and John Tydenan (Dolphin Media Group) and two advisors to the Board of Directors, Alberto Delgado (Final Age Corp.) and Ricardo Maranon (Mother of Three, Inc.).

-------------------------------------------------------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wayne, State of New Jersey, on this 18th day of August 1999.

                                               PICK Communications Corp.

                                               By:  /s/ Diego Leiva
                                                    ---------------------------
                                                    Diego Leiva
                                                    Chairman of the Board

Signature                                   Title                             Date

    /s/ Diego Leiva                 Chairman of the Board                     August 18, 1999
--------------------------          (Principal Executive Officer)
Diego Leiva

    /s/ Henry Ewen                  Acting Chief Financial Officer            August 18, 1999
--------------------------          (Principal Financial Officer)
Henry Ewen


    /s/ Robert R. Sams              Director                                  August 18, 1999
--------------------------
Robert R. Sams

    /s/ John Tydeman                Director                                  August 18, 1999
--------------------------
John Tydeman
